Diamond Hill Appoints Austin Hawley to Its Board of Directors
28 May 2025
COLUMBUS, Ohio, May 28, 2025 — The Board of Directors (“Board”) of Diamond Hill Investment Group, Inc. (NASDAQ: DHIL) (“Diamond Hill”) today announced that on May 27, 2025 the Board appointed Austin Hawley, CFA, as Director.
“We are pleased to welcome Austin to our Board,” said Heather Brilliant, Diamond Hill CEO. “Austin’s expertise as a portfolio manager, deep understanding of capital allocation, and investment perspective will help us deliver great outcomes for clients and shareholders over the long term.”
Hawley has been with Diamond Hill since 2008 and is currently portfolio manager for the Diamond Hill Large Cap, Large Cap Concentrated and Select strategies. Prior to joining Diamond Hill, Hawley was an equity analyst at Putnam Investments from 2004 to 2008. From 1999 to 2002, he was an investment associate at Putnam Investments.
“Diamond Hill’s unique client focus and commitment to investment excellence differentiate it in the marketplace. I look forward to contributing on the Board to help further our success, and that of our clients,” said Hawley.
Hawley earned his Bachelor of Arts in history (cum laude) and a Master of Business Administration (with distinction) from Dartmouth College.
About Diamond Hill
Diamond Hill invests on behalf of clients through a shared commitment to its valuation-driven investment principles, long-term perspective, capacity discipline and client alignment. An independent active asset manager with significant employee ownership, Diamond Hill's investment strategies include differentiated US and non-US equity, alternative long-short equity and fixed income. As of 30 April 2025, Diamond Hill’s combined assets under management and assets under advisement totaled $29.6 billion. For more information visit www.diamond-hill.com.
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